THIRD AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT dated as of October 24, 2013, to the Distribution Agreement, dated as of September 12, 2007, as amended April 20, 2010 and April 25, 2013 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, the GENEVA ADVISOR FUNDS, and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor.”)

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Geneva Advisors Mid Cap Growth Fund and the Geneva Advisors Small Cap Opportunities Fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	QUASAR DISTRIBUTORS, LLC

By: /s/ John Buckel	By: /s/ James R. Schoenike

Printed Name: John Buckel	Printed Name: James R. Schoenike

Title: President	Title: President

Amended Exhibit A to the Distribution Agreement –
Trust for Professional Managers - Geneva

Fund Names

Name of Series	Date Added
Geneva Advisors All Cap Growth Fund
Geneva Advisors Equity Income Fund
Geneva Advisors International Growth Fund
Geneva Advisors Mid Cap Growth Fund	on or after October 24, 2013
Geneva Advisors Small Cap Opportunities Fund	on or after October 24, 2013